TRADED: NYSE: FUR
7 Bulfinch Place, Suite 500
Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
November 28, 2011

WINTHROP REALTY TRUST CLOSES OFFERING OF 9.25% SERIES D
CUMULATIVE REDEEMABLE PREFERRED SHARES

FOR IMMEDIATE RELEASE – BOSTON, November 28 -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) today announced the closing of its previously announced underwritten public offering of 1,600,000 9.25% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest (the ‘Series D Preferred Shares”) at a price of $25.00 per share.  Winthrop received net proceeds (after underwriting discounts but before expenses) of $38,740,000. Winthrop expects trading of the Series D Preferred Shares on the New York Stock Exchange under the symbol “FUR Pr D" to commence within 30 days after the date the offering was closed. The underwriters have an option to purchase an additional 240,000 Series D Preferred Shares at any time on or prior to December 18, 2011.  Barclays Capital Inc. and Stifel, Nicolaus & Company, Incorporated acted as joint book-runners for the offering.

The offering was made solely by means of a prospectus, and the final prospectus supplement related to the offering was filed with the Securities and Exchange Commission on November 18, 2011.  A copy of the final prospectus supplement may be obtained by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by email at Barclaysprospectus@broadridge.com or by telephone at (888) 603-5847 or from Stifel, Nicolaus & Company, Incorporated, One South Street, 15th Floor, Baltimore, Maryland 21202, Attention: Syndicate Department or by telephone at (443) 224‐1988.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.
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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

TRADED: NYSE: FUR
7 Bulfinch Place, Suite 500
Boston, MA 02114

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.